Exhibit 15


                                 [LETTERHEAD]

                                Arthur Andersen


Suite 1700
165 Madison Avenue
Memphis, TN 38103-2777
(901) 525-4451


November 17, 1994

Federal Express Corporation
Box 727
Memphis, TN 38194

Dear Ladies and Gentlemen:

We are aware that Federal Express Corporation will be incorporating by reference in this Form S-3 Registration Statement its Form 10-Q for the quarter ended August 31, 1994, which includes our report dated September 14, 1994, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered part of this Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen LLP
______________________
Arthur Andersen LLP